Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P. ANNOUNCES

PIPELINE EXPANSION AND NATURAL GAS PROCESSING FACILITY

Dallas, Texas – September 20, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) announces two internal growth projects, a natural gas processing facility in Johnson County, Texas and a 36-inch pipeline expansion connecting the Barnett Shale to the ETP 30” Texoma pipeline.

The processing facility is being built in two phases to process rich natural gas produced from the Barnett Shale and will connect with the Partnership’s existing pipeline infrastructure. Phase I consists of a cryogenic gas plant with capacity of 115 MMcf per day, which is expected to be in service by the end of November, 2006. Phase II of the project includes another 170 MMcf per day cryogenic gas plant and a 100 MMcf per day hydrocarbon dew point refrigeration plant, and is expected to be completed by the end of the June 2007. The facility is being built to accommodate additional expansion in the future.

This Facility will be one of the few North Texas natural gas processing plants with access to two NGL pipeline outlets. “The Partnership currently has over 300 MMcf per day under predominately fee based contracts for this facility. These plants are necessary to meet the growing demand for processing capacity in the rich Barnett Shale production”, said Tim Dahlstrom, Senior Vice-President - Midstream. The cost for this project is approximately $65 million.

The 36-inch pipeline expansion is the result of the Partnership’s continued success in contracting transportation volumes. This 135 mile pipeline connects the Partnership’s existing Fort Worth Basin system to its 30” Texoma pipeline in Lamar County, Texas. The project expands producers’ options by providing additional market opportunities including the Carthage hub, interstate pipelines and industrial users along the Houston Ship Channel. It includes 27 miles of 30-inch pipe, 108 miles of 36-inch pipe and 64,000 horsepower of compression with an initial capacity of 700 MMcf per day with expansion capabilities up to 1.0 Bcf per day. This project will cost approximately $300 million to construct.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 11,700 miles of pipeline in service, with an additional 550 miles under construction. The Partnership is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 440 customer service locations in 40 states extending from coast to coast and Alaska.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner and approximately 36.4 million Common Units of Energy Transfer Partners, L.P.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer Partners, L.P.

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400